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                                                                  Exhibit 10.50


                                   Summary
                                      of
                Memorandum Dated September 12, 1995 Outlining
              Donald T. Goldberg's Arrangement with the Company
         Following His Retirement as CEO and as a Full-Time Employee


Following his retirement as Chief Executive Officer on September 21, 1995, Mr. Goldberg will continue as Chairman of the Board of Directors of the Company and will work with senior geotechnical engineering staff as a Consulting Geotechnical Engineer. Mr. Goldberg's role as Consultant will include support of geotechnical engineering activities, representation of GZA in professional organizations, market/business development, and close client contact. These activities will require on average half-time.

The terms of this arrangement are as follows:

    - a biweekly consulting fee of $3,846.15

    - status as an Independent Contractor with no fringe benefits

    - either party can terminate the arrangement at any time

    - the arrangement will be reviewed periodically and changed as required

Note: This arrangement was approved by unanimous vote of the Board of Directors at their meeting on September 29-30, 1995.